Exhibit 99.2

FOR IMMEDIATE RELEASE

SEACOR HOLDINGS INC. ANNOUNCES COMPLETION OF TAKE

PRIVATE TRANSACTION WITH AMERICAN INDUSTRIAL

PARTNERS

Fort Lauderdale, FL and New York, April 15, 2021. SEACOR Holdings Inc. (“SEACOR” or the “Company”) and American Industrial Partners (“AIP”) today announced the completion of the acquisition of SEACOR by AIP and its affiliates following their receipt of 70.4% of outstanding shares validly tendered as of the expiration time of the tender offer.

“Today marks an important milestone for SEACOR. I am confident in the Company’s smooth transition to a private company and look forward to seeing the Company’s continued success in partnership with AIP,” said Charles Fabrikant, Founder of SEACOR.

“We’re excited to complete this transaction and become part of the AIP family,” said Eric Fabrikant, Chief Executive Officer of SEACOR. “Going forward, SEACOR will have greater financial flexibility to execute our strategy and pursue long-term growth opportunities and industry consolidation. As we enter this exciting new chapter, we look forward to leveraging AIP’s investment and operational expertise as we seek to further strengthen our market position across all our businesses.”

“We are excited to complete this transaction with SEACOR,” said Jason Perri, Partner of AIP. “SEACOR has a proven strategy and an attractive portfolio of businesses with a track record as a first-class operator across various end markets, including the Jones Act marine space. This is a valuable addition to the AIP investment portfolio and we look forward to working closely with the SEACOR management team to continue growing the businesses.”

The previously announced tender offer for the outstanding shares of common stock of SEACOR at a price of US$41.50 per share in cash expired at 5:00 p.m., Eastern Time, on April 14, 2021. On April 15, 2021, Safari Merger Subsidiary, Inc. (“Purchaser”) accepted for payment all shares validly tendered and not withdrawn as of the expiration time of the tender offer. Following its acceptance of the tendered shares, Purchaser merged with and into SEACOR, with SEACOR continuing as the surviving corporation. As a result of the merger, all SEACOR shares not previously purchased in the tender offer (other than shares held by stockholders who properly exercised their appraisal rights under Delaware law) were converted into the right to receive the same US$41.50 per share, net to the seller in cash. As a result of the completion of the merger, SEACOR is now a private company and its common stock has ceased trading on the New York Stock Exchange.

Foros acted as financial advisor to SEACOR. Milbank LLP acted as legal advisor to SEACOR and Ropes & Gray LLP acted as legal advisor to AIP.

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About SEACOR Holdings

SEACOR Holdings Inc. is a diversified holding company with interests in domestic and international transportation and logistics, crisis and emergency management, and clean fuel and power solutions.

About American Industrial Partners

American Industrial Partners is an operationally oriented private equity firm that invests in industrial businesses serving domestic and global markets. The firm has deep roots in the industrial economy and has been active in private equity investing since 1989. To date, American Industrial Partners has completed more than 100 transactions and currently has more than $8 billion of assets under management on behalf of leading pension, endowment and financial institutions. For more information on American Industrial Partners, visit www.americanindustrial.com.

Media Contact

Stephen Pettibone / Mike DeGraff

Sard Verbinnen & Co.

SEACOR-SVC@sardverb.com